EXHIBIT 10.9

EXECUTION COPY

INDEMNIFICATION AGREEMENT

BETWEEN:

STANFORD INTERNATIONAL BANK, LTD., a banking company incorporated under the laws of Antigua (“SIBL”)

AND:

FOREFRONT BVI LTD., a company incorporated
under the laws of the British Virgin Islands (“ForeFront”)

DATED:	December 31, 2007

WHEREAS, prior to the consummation of the transactions contemplated by the ForeFront/Hisense/Ligent Transaction (as defined below), SIBL owns 82.57% of the capital stock of ForeFront Holdings, Inc., a Florida corporation (“ForeFront Holdings”) on a fully diluted basis;

WHEREAS, ForeFront is a party to (i) a framework agreement with Qingdao Hisense Electric Ltd., a company incorporated under the laws of the People’s Republic of China (“Hisense Electric”) and ForeFront Holdings; (ii) a share exchange agreement (“ForeFront/Hisense Share Exchange Agreement”) with Qingdao Hisense Electronic Holding Ltd., a company incorporated under the laws of the People’s Republic of China (“Hisense Holding”), Hisense Co. Ltd., a company incorporated under the laws of the People’s Republic of China (“Hisense Group”) and ForeFront Holdings; and (iii) a merger agreement with Ligent International, Inc. (“Ligent BVI”), Ligent BVI’s shareholders and ForeFront Holdings, pursuant to which Ligent BVI will merge with and into ForeFront ((i), (ii) and (iii) collectively, the “ForeFront/Hisense/Ligent Transaction”);

WHEREAS, as a condition to the closing of the ForeFront/Hisense/Ligent Transaction, ForeFront Holdings shall be redomesticated into ForeFront; and

WHEREAS, as a material inducement for Hisense Electric, Hisense Holding, Hisense Group, Ligent BVI and Ligent BVI’s shareholders to enter into and consummate the transactions contemplated by the ForeFront/Hisense/Ligent Transaction, SIBL has agreed to indemnify, defend and hold ForeFront and its officers, directors, shareholders, representatives, agents, successors and assigns (collectively, the “ForeFront Indemnitees”) harmless pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Recitals. All of the foregoing Recitals are true and correct and are incorporated herein.

2. Representations and Warranties of SIBL. SIBL represents and warrants to ForeFront as follows:

(a) Organization; Authority and Binding Effect. SIBL is a corporation duly incorporated, validly existing and in good standing under the laws of Antigua and has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of SIBL, and does not and will not (i) contravene its charter documents (or equivalent corporate governance documents with different names); or (ii) result in any violation of any law, rule or regulation applicable to SIBL. SIBL is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement or such other instruments, agreements and documents as are to be executed by SIBL in connection herewith on or prior to the date of this Agreement. This Agreement and the instruments, agreements and documents executed and delivered in connection herewith are valid and binding obligations of SIBL, enforceable in accordance with their terms.

(b) No Conflict or Violation. The execution and delivery of this Agreement will not result in (i) a violation or breach of, or default under, any term or provision of any indenture, mortgage, security agreement, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which SIBL is a party or to which it or any of its property may be bound or constitute an event which with notice, lapse of time, or both, would result in any such violation, breach or default, or (ii) a violation by SIBL of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or constitute an event which with notice, lapse of time, or both, would result in any such violation.

3. Indemnification.

(a) Indemnification by SIBL. SIBL shall indemnify, defend and hold the ForeFront Indemnitees harmless from and against any and all Adverse Consequences arising out of, resulting from or in connection with the following:

(i) any and all Liabilities of ForeFront and/or ForeFront Holdings existing as of the consummation of the transactions contemplated by the ForeFront/Hisense/Ligent Transaction (“Closing Date”) or which arise after the Closing Date as a result of events or circumstances that exist on or prior to the Closing Date;

(ii) the existence of any securities of ForeFront Holdings other than as represented to Hisense Electric, Hisense Holding, Hisense Group and Ligent BVI; and

(iii) any breach of any representations and warranties made by SIBL hereunder.

(b) Certain Definitions. For the purposes of this Agreement:

(i) “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses;

(ii) “Indemnification Payment” means a payment made by SIBL to one or more of the ForeFront Indemnitees under this Agreement;

(iii) “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) of ForeFront, including, without limitation, (A) any liability for Taxes, (B) any indemnification payments made by ForeFront to any current or former officers or directors of ForeFront or its predecessors arising out of, related to or in connection with any acts or omissions of such officers or directors occurring on or prior to the Closing Date; provided, that the indemnification obligations of SIBL under this Agreement shall not be deemed to (1) enlarge the indemnification rights of any current or former officers or directors of ForeFront Holdings against ForeFront Holdings or ForeFront or otherwise, or (2) provide any such officers or directors a direct right of indemnity against SIBL, (C) any Adverse Consequences arising from the non-compliance of any obligations to any United States or foreign tax authority, (D) any Adverse Consequences arising from the non-compliance of any filing, reporting and other requirements of the United States Securities and Exchange Commission, the OTC Bulletin Board or any other rule or regulation, and/or (E) any Adverse Consequences arising from any inaccuracy in any representation and warranty of ForeFront set forth in that certain Stock Purchase Agreement by and among Stanford Venture Capital Holdings, Inc., SIBL, ForeFront, ForeFront Holdings, ForeFront Group, Inc., ForeFront Multimedia LLC and Miller Golf Company and other agreements between the parties; and

(iv) “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person or entity.

(c) Gross-Up Payment. In the event that one or more of the ForeFront Indemnitees incurs any Taxes as a result of receiving any Indemnification Payment, SIBL shall make an additional payment (a “Gross-Up Payment”) to such ForeFront Indemnitee in an amount equal to the amount of Taxes imposed on the Indemnification Payment and Gross-Up Payment. For purposes of computing the Gross-Up Payment, Taxes shall be computed using the maximum federal income tax rate for corporations in effect at the relevant time.

4. Indemnification Procedure. Promptly after the assertion by any third party of any claim, demand or notice (a “Third Party Claim”) against a ForeFront Indemnitee for which it is entitled to indemnification under this Agreement that results or may result in the incurrence by such ForeFront Indemnitee of any Adverse Consequence for which the ForeFront Indemnitee would be entitled to indemnification pursuant to this Agreement, such ForeFront Indemnitee shall promptly notify SIBL of such Third Party Claim. Thereupon, SIBL shall have the right, upon written notice (the “Defense Notice”) to the ForeFront Indemnitee within 30 days after receipt by SIBL of notice of the Third Party Claim (or sooner if such claim so requires) to conduct, at its own expense, the defense against the Third Party Claim in its own name or, if necessary, in the name of the ForeFront Indemnitee. The Defense Notice shall specify the counsel SIBL shall appoint to defend such Third Party Claim (the “Defense Counsel”) and the ForeFront Indemnitee shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. The ForeFront Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Adverse Consequences incurred by the ForeFront Indemnitee unless (i) SIBL shall have failed to give the Defense Notice within the prescribed period, (ii) the ForeFront Indemnitee shall have received an opinion of counsel, reasonably acceptable to SIBL, to the effect that the interests of the ForeFront Indemnitee and SIBL with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the ForeFront Indemnitee has been specifically authorized by SIBL. The party conducting the defense of any Third Party Claim shall keep the other party apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless the ForeFront Indemnitee and SIBL consent, such consent not to be unreasonably withheld or delayed.

5. General. This Agreement and all exhibits and schedules attached hereto and thereto, and the documents delivered concurrently herewith contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior oral or written agreements and understandings. The provisions of this Agreement are severable. In the event any provision of this Agreement shall be deemed to be invalid or void, whether wholly or partially, under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect. Captions contained herein are for convenience only and shall not affect the interpretation of any of the provisions. This Agreement, and all transactions and agreements in connection herewith, shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement may be executed in any number of counterparts and in separate counterparts by the several parties hereto, each of which when so executed will be an original, but all of which will together constitute one and the same instrument. Except as otherwise provided in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with immediate confirmation thereafter) or sent by certified, registered or express mail, postage prepaid, or by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (with immediate confirmation thereafter) or, if mailed, five (5) business days after the date of deposit in the mail, or if sent by overnight courier marked for overnight delivery, two (2) business days after the date of delivery to the courier service, to the address set forth on the signature page hereto. The rights and obligations of the parties may not be assigned without the prior written consent of the other party hereto.

6. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be finally settled by arbitration exclusively (i) administered by the International Centre for Dispute Resolution (the “ICDR”) and (ii) under the International Dispute Resolution Procedures of the ICDR (the “ICDR Rules”). Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one (1), unless the parties subsequently agree in writing that three (3) arbitrators shall be appointed to resolve such particular dispute. The arbitrator(s) shall be appointed exclusively in accordance with the ICDR Rules. The place of arbitration shall be Miami, Florida. The arbitration proceedings shall be conducted in English. The parties waive, to the extent permitted under applicable law, any right that they may have under any law applicable to this Agreement or any party hereto to object to arbitration hereunder on the basis that such an agreement was not entered into after a dispute had arisen.

7. Name References. Upon the consummation of the ForeFront/Hisense/Ligent Transaction, the name of ForeFront shall be changed to “Hisense Broadband Multimedia Systems, Ltd.” (“HBM”) and all references to “ForeFront” under this Agreement shall become references to “HBM.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STANFORD INTERNATIONAL BANK, LTD., a banking company incorporated under the laws of Antigua		FOREFRONT BVI LTD., a company incorporated under the laws of the British Virgin Islands

By:	/s/ James M. Davis	By:	/s/ Richard M. Gozia
Name:	James M. Davis	Name:	Richard M. Gozia
Title:	Chief Financial Officer	Title:	Interim Chief Executive Officer

Address:	201 South Biscayne Blvd., Floor 27	Address:	835 Bill Jones Industrial Drive
	Miami, FL 33131		Springfield, TN 37172
	Attn: Osvaldo Pi		Attn: Richard Gozia
Facsimile:	(305) 347-2455	Facsimile:	(615) 384-1290